AMENDMENT No. 1 TO LICENSE AGREEMENT

This Amendment No.1 to the License Agreement (this "Amendment"), effective July 30, 2018 ("Amendment Effective Date"), is by and among F. Hoffmann-La Roche Ltd, with offices at Grenzacherstrasse 124, 4070 Basel, Switzerland ("Roche Basel"), Hoffmann-La Roche Inc., with an office and place of business at 150 Clove Road, 8th Floor, Room 850, Little Falls, New Jersey 07424, U.S.A. ("Roche Little Falls)", Roche Basel and Roche Little Falls together referred to as "Roche") and Clementia Pharmaceuticals Inc., 4150 Saint-Catherine Street West Suite 550, Montreal, Quebec, Canada H3Z 2Y5 ("Clementia").

WHEREAS, Roche and Clementia are parties to a License Agreement effective April 16, 2013 (the "Agreement"); and

WHEREAS, Roche and Clementia desire to amend the Agreement;

NOW, THEREFORE, the parties agree as follows:

A. Section 11.3 shall be deleted and replaced by the following Section 11.3:

"11.3 Payment for Patents; Assignment or Abandonment of Patents. As of the Amendment Effective Date, Roche is Handling the Roche Patents listed in Appendix 1 at Clementia's cost. Appendix 1 to the Agreement shall be replaced with Appendix 1 attached hereto (Roche Patents at Cost to Clementia) and Appendix 1-A attached hereto (according to section 1.48, "Roche Patents" or "Roche Patent Rights").

If Roche is no longer interested in Handling any of the Roche Patents, then Roche shall provide Clementia with not less than thirty (30) days prior written notice of its intention to abandon such Roche Patents. Clementia may request in writing to have Roche, at no cost to Roche, assign such Roche Patents to Clementia, or bear the maintenance cost for such Roche Patents from the date Roche communicated it is no longer interested in maintaining such Roche Patents, or concur with the abandonment of such patents.

If requested by Clementia in writing, Roche shall, at no cost to Roche, assign any Roche Patent in any country or countries in the Territory to Clementia, and Clementia may thereafter Handle the same at Clementia's own cost. Clementia may abandon such Roche Patents, if Clementia desires to do so.

All Roche Patents assigned to or paid for or abandoned by Clementia shall continue to be treated as Roche Patents for purposes of determining the Royalty Term.

The term "Handle" or "Handling" shall mean with respect to Patent Rights preparing, filing, prosecuting (including interference and opposition proceedings) and maintaining (including payment or maintenance fees and annuities and overseeing interferences, proceedings, reissue applications and proceedings, re-examination applications and proceedings, post-grant

reviews, inter-partes reviews, derivation proceedings and opposition proceedings).

B. Appendix 1 of the Agreement is hereby deleted and replaced by Appendix 1 attached hereto and Appendix 1-A attached hereto.

C. Except as specifically provided in this Amendment No.1, the terms of the Agreement shall remain in full force and effect. All references contained in the Agreement shall be deemed to include the provisions of this Amendment No. 1.

IN WITNESS WHEREOF, the parties have caused this Amendment No. 1 to be executed by their duly authorized representatives.

Clementia Pharmaceuticals Inc.

By: [signature]	By: ______________________
Name: Clarissa Desjardins	Name:
Title: CEO	Title:

F. Hoffmann-La Roche Ltd

By: [signature]	By: [signature]
Name: Aude Richter	Name:
Title: Alliance Director	Title: Dr. Melanie Wick Legal Counsel

Hoffmann-La Roche Inc.

By: [signature]	Approv'd As To Form LAW DEPT. By [signature]
Name: John P. Parise	
Title: Authorized Signatory	

Appendix 1

Roche Patents At Cost to Clementia

Confidential Information omitted. A total of 1 page was omitted.

Appendix 1-A

ROCHE PATENTS OR ROCHE PATENT RIGHTS

Confidential Information omitted. A total of 2 pages were omitted.